                                  Exhibit 99.1

For Immediate Release                      Contact:  Rubenstein Associates, Inc.
                                                                 Robert Solomon
                                                                 (212)-843-8050
Lone Star Steakhouse & Saloon, Inc.                           Nasdaq:  STAR

Wichita, Kansas                                                 October 24, 2002

        LONE STAR STEAKHOUSE & SALOON, INC. ANNOUNCES RULE 10b5-1 POLICY

Lone Star  Steakhouse & Saloon,  Inc.  announced that it had recently  adopted a policy  that  provides  for the use of  pre-arranged  trading  plans by  persons subject to the  Company's  insider  trading.  The policy  provides,  among other things, that to be valid, a trading plan must include a written formula (such as a limit price) for determining the amount, price and date of the transaction.

Pre-arranged   trading  plans,   which  can  benefit  both  insiders  and  other
stockholders,  are provided for under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended which provides a safe harbor from insider trading  liability if, among other things,  an individual or entity can demonstrate that a purchase or sale  occurred  pursuant  to a binding  contract,  specific  instruction,  or written  plan put  into  place  when the  individual  or  entity  was not in the possession of material  nonpublic  information.  Pre-arranged  trading  provides insiders with an opportunity to diversify  their holdings with  confidence  that they will not violate  insider  trading rules even if they are aware of material nonpublic  information  at the  time a trade  is  executed  under  the  program.
Pre-arranged  trading plans can also be used in connection  with the  "cashless"
exercise of stock options by insiders, whereby the option exercise price and tax liability on any gain can be covered by a sale of a portion of the options being exercised  or of shares  already  held.  Pre-arranged  trading  can  benefit the
Company's  stockholders  by reducing or eliminating  the market  disruption that could  otherwise  occur if the  Company's  insiders were to conduct all of their transactions in the relatively  brief "window"  trading periods which follow the filing of quarterly and annual financial reports.

Lone  Star  owns and  operates  249  domestic  and 24  international  Lone  Star
Steakhouse & Saloon restaurants; 15 Sullivan's Steakhouse restaurants;  and five
Del  Frisco's  Double Eagle Steak House  restaurants.  Licensees  operate  three domestic  and one  international  Lone Star  restaurants,  and one  domestic Del
Frisco's Double Eagle Steak House restaurant.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained herein are reasonable, any of the assumptions including future performance could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate.